EXHIBIT 99.1

Investor Contact:

Rubenstein Investor Relations
Tim Clemensen
(212) 843-9337
TClemensen@RubensteinIR.com

Alico, Inc. Announces Pay Off of Farm Credit of Florida Mortgage Note totaling $1.8 Million

Fort Myers, FL, October 16, 2012 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an agriculture and rural land management company, announced that it has paid off an outstanding mortgage note with an interest rate of 6.68% with Farm Credit of Florida totaling $1.8 million. The mortgage was collateralized by 7,680 acres of real estate used for farm leases, sugarcane and citrus production. Documents evidencing satisfaction of the mortgage and release of collateral are in process and will be recorded upon completion.

With the payoff of Farm Credit of Florida mortgage note, Alico reduced its term debt to $37.5 million bearing interest at 2.71% and currently maintains an unused line of credit of $60 million bearing interest of 2.47%.

About Alico

Alico, headquartered in Fort Myers, FL, is an agriculture and rural land management company operating in Central and Southwest Florida. Alico owns approximately 130,300 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, FL. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc. visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.